EXHIBIT 99.1

THE READER’S DIGEST ASSOCIATION, INC. EXTENDS

REGISTERED EXCHANGE OFFER

FOR ITS 9% SENIOR SUBORDINATED NOTES DUE 2017

PLEASANTVILLE, N.Y.—July 28, 2008—The Reader’s Digest Association, Inc. (RDA) today announced that it has extended its offer to exchange any and all of its $600,000,000 outstanding principal amount of 9% Senior Subordinated Notes due 2017 for an equal amount of new 9% Senior Subordinated Notes due 2017 that have been registered under the Securities Act of 1933, as amended, to 5:00 p.m., Eastern Time, on Tuesday, July 29, 2008, unless further extended. The exchange offer had been scheduled to expire at 5:00 p.m., Eastern Time, on Monday, July 28, 2008.

Tenders of the original notes must be made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.

The terms and conditions of the exchange offer are set forth in RDA’s prospectus dated June 25, 2008.  Copies of the prospectus and related materials may be obtained through The Bank of New York Mellon, which is serving as the exchange agent in connection with this exchange offer.  The Bank of New York Mellon’s address, telephone number and facsimile number are as follows:

The Bank of New York Mellon

Corporate Trust Operations,

Reorganization Unit

101 Barclay Street – Floor 7 East

New York, New York 10286

Attention: Evangeline Gonzales

Telephone: (212) 815-3738

Facsimile: (212) 298-1915

As of 5:00 P.M., Eastern Time, on July 25, 2008, RDA has been advised that $423,873,000 aggregate principal amount of the Notes have been tendered.

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the original notes.  The exchange offer is being made only by the prospectus dated June 25, 2008, and only to such persons and in such jurisdictions as is permitted under applicable law.

About RDA

The Reader’s Digest Association, Inc. is a global multi-brand media and marketing company that educates, entertains and connects audiences around the world.  RDA is dedicated to providing its customers with the inspiration, ideas and tools that simplify and enrich their lives.  RDA’s corporate headquarters are located in Pleasantville, New York.

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CONTACT:

The Reader’s Digest Association, Inc.

William Adler, 914-244-7585